PRICING SUPPLEMENT dated May 15, 2026

(To Product Supplement No. WF2 dated March 25, 2025,
Underlying Supplement No. ELN-1 dated March 25, 2025,

Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-285508
Bank of Montreal Senior Medium-Term Notes, Series K Equity Index Linked Notes
Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029
■	Linked to an approximately equally weighted Basket comprised of the EURO STOXX 50® Index (33.34%), the Russell 2000® Index (33.33%) and the S&P 500® Index (33.33%) (each referred to as a “basket component”)
■	Unlike ordinary debt securities, the notes do not pay interest. Instead, the notes provide for a maturity payment amount that may be greater than or equal to the principal amount of the notes, depending on the performance of the Basket from the starting value to the average ending value. The maturity payment amount will reflect the following terms:
■	If the average ending value is greater than the starting value, you will receive the principal amount plus a positive return equal to 100% of the percentage increase in the value of the Basket from the starting value to the average ending value
■	If the average ending value is less than or equal to the starting value, you will receive the principal amount, but you will not receive any positive return on your investment
■	Average ending value of the Basket based on the average of the closing values of the basket components on specified dates occurring quarterly during the term of the notes
■	Repayment of principal at maturity regardless of Basket performance (subject to credit risk)
■	All payments on the notes are subject to the credit risk of Bank of Montreal, and you will have no ability to pursue any securities included in the basket components for payment; if Bank of Montreal defaults on its obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated initial value of the notes is $948.63 per note. As discussed in more detail in this pricing supplement, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Notes” in this pricing supplement.

The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PRS-8 herein and “Risk Factors” beginning on page PS-5 of the accompanying product supplement, page S-2 of the prospectus supplement and page 9 of the prospectus.

The notes are the unsecured obligations of Bank of Montreal, and, accordingly, all payments on the notes are subject to the credit risk of Bank of Montreal. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The notes are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Bank of Montreal
Per Note	$1,000.00	$33.25	$966.75
Total	$979,000.00	$32,551.75	$946,448.25

(1)	Wells Fargo Securities, LLC is the agent for the distribution of the notes and is acting as principal. See “Terms of the Notes—Agent” and “Estimated Value of the Notes” in this pricing supplement for further information.

(2)	In respect of certain notes sold in this offering, our affiliate, BMO Capital Markets Corp., may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

Wells Fargo Securities

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Terms of the Notes

Issuer:	Bank of Montreal.
	An approximately equally weighted basket (the “Basket”) comprised of the following basket components (each, a “basket component” and together, the “basket components”). The basket components, Bloomberg ticker symbols, weightings and initial component values are set forth in the table below.
Market Measure:	Basket Component	Bloomberg Ticker Symbol	Weighting	Initial Component Value(1)
	EURO STOXX 50® Index	SX5E	33.34%	5,827.76
	Russell 2000® Index	RTY	33.33%	2,793.299
	S&P 500® Index	SPX	33.33%	7,408.50
	(1) With respect to each basket component, its closing value on the pricing date.
Pricing Date:	May 15, 2026.
Issue Date:	May 20, 2026.
Original Offering Price:	$1,000 per note.
Principal Amount:	$1,000 per note. References in this pricing supplement to a “note” are to a note with a principal amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per note in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per note will equal:

•   if the average ending value is greater than the starting value:

$1,000 + ($1,000 × average basket return × upside participation rate); or

•   if the average ending value is less than or equal to the starting value: $1,000

Stated Maturity Date:	October 18, 2029, subject to postponement. The notes are not subject to redemption by Bank of Montreal or repayment at the option of any holder of the notes prior to the stated maturity date.
Starting Value:	The “starting value” is 100.00.
Closing Value:	With respect to each basket component, “closing value” has the meaning assigned to “closing level” set forth under “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Certain Definitions” in the accompanying product supplement.
Average Ending Value:	The “average ending value” will be equal to the product of (i) 100 and (ii) an amount equal to 1 plus the sum of: (A) 33.34% of the average component return of the EURO STOXX 50® Index; (B) 33.33% of the average component return of the Russell 2000® Index; and (C) 33.33% of the average component return of the S&P 500® Index.
Average Component Return:	The “average component return” of a basket component will be equal to: average component value – initial component value initial component value
Average Component Value:	With respect to each basket component, the arithmetic average of its closing values on the calculation days.
Upside Participation Rate:	100%.
Average Basket Return:	The “average basket return” is the percentage change from the starting value to the average ending value, measured as follows: average ending value – starting value starting value
Calculation Days:	Quarterly, on the 15th day of each February, May, August and November, commencing August 2026 and ending August 2029, and the final calculation day, each subject to postponement. We refer to October 15, 2029 as the “final calculation day.”

PRS-2

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Market Disruption Events and Postponement Provisions:

Each calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the final calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation days and the stated maturity date, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BMO Capital Markets Corp. (“BMOCM”).
Material Tax Consequences:	For a discussion of material U.S. federal income and certain estate tax consequences and Canadian federal income tax consequences of the ownership and disposition of the notes, see “United States Federal Income Tax Considerations” below and the sections of the product supplement entitled “United States Federal Income Tax Considerations” and “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. The agent will receive an agent discount of up to $33.25 per note. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of $22.50 per note. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per note of the agent discount that it receives to WFA as a distribution expense fee for each note sold by WFA.

In addition, in respect of certain notes sold in this offering, BMOCM may pay a fee of up to $3.00 per note to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

WFS, BMOCM and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the notes. If WFS or any other dealer participating in the distribution of the notes or any of their affiliates conduct hedging activities for us in connection with the notes, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the notes to you.

Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP:	06376KTH1

PRS-3

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Additional Information About the Issuer and the Notes

You should read this pricing supplement together with product supplement no. WF2 dated March 25, 2025, underlying supplement no. ELN-1 dated March 25, 2025, the prospectus supplement dated March 25, 2025 and the prospectus dated March 25, 2025 for additional information about the notes. To the extent that disclosure in this pricing supplement is inconsistent with the disclosure in the product supplement, underlying supplement, prospectus supplement or prospectus, the disclosure in this pricing supplement will control. Certain defined terms used but not defined herein have the meanings set forth in the product supplement, prospectus supplement or prospectus.

Our Central Index Key, or CIK, on the SEC website is 927971. When we refer to “we,” “us” or “our” in this pricing supplement, we refer only to Bank of Montreal.

You may access the product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. WF2 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004730/z321252424b2.htm

•	Underlying Supplement No. ELN-1 dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000121465925004728/r321250424b2.htm

•	Prospectus Supplement and Prospectus dated March 25, 2025:

https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

PRS-4

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Estimated Value of the Notes

Our estimated initial value of the notes equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the estimated initial value of the notes is based on market conditions at the time it is calculated.

For more information about the estimated initial value of the notes, see “Selected Risk Considerations” below.

PRS-5

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Investor Considerations

The notes are not appropriate for all investors. The notes may be an appropriate investment for investors who:

▪	seek exposure to the average upside performance of the Basket, without exposure to any decline in the Basket, by:

▪	participating at the upside participation rate in the percentage increase, if any, in the value of the Basket from the starting value to the average ending value, where the average ending value is based on the average of the closing values of the basket components on specified calculation days occurring during the term of the notes; and

▪	providing for the repayment of the principal amount at maturity regardless of the performance of the Basket (subject to the credit risk of Bank of Montreal);

▪	are willing to accept the risk that, if the average ending value is less than or equal to the starting value, the notes will only pay the principal amount per note and they will not receive any positive return on the notes at maturity;

▪	are willing to forgo interest payments on the notes and dividends on the securities included in the basket components; and

▪	are willing to hold the notes until maturity.

The notes may not be an appropriate investment for investors who:

▪	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

▪	anticipate that the average ending value will be less than or equal to the starting value, or are unwilling or unable to accept the risk that, if it is, the notes will only pay the principal amount per note at maturity and they will not receive any positive return on the notes at maturity;

▪	seek exposure to the upside performance of the Basket as measured solely from the pricing date to a date near stated maturity;

▪	are unwilling to purchase notes with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

▪	seek current income over the term of the notes;

▪	are unwilling to accept the risk of exposure to the Basket;

▪	seek exposure to the basket components but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the notes;

▪	are unwilling to accept the credit risk of Bank of Montreal to obtain exposure to the Basket generally, or to the exposure to the Basket that the notes provide specifically; or

▪	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the notes in light of your particular circumstances. You should also review carefully the sections titled “Selected Risk Considerations” herein and “Risk Factors” in the accompanying product supplement for risks related to an investment in the notes. For more information about the basket components, please see the sections titled “The EURO STOXX 50® Index,” “The Russell 2000® Index” and “The S&P 500® Index” below.

PRS-6

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per note (the maturity payment amount) calculated as follows:

PRS-7

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Selected Risk Considerations

The notes have complex features and investing in the notes will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of the risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement and prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the notes in light of your particular circumstances.

Risks Relating To The Notes Generally

You May Not Receive Any Positive Return On The Notes.

You will receive a positive return on the notes only if the average ending value of the Basket is greater than the starting value. Because the value of the Basket will be subject to market fluctuations, the average ending value may be less than the starting value, in which case the maturity payment amount will only be the principal amount of your notes. Even if the average ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the principal amount, and your yield on the notes may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Bank of Montreal or another issuer with a similar credit rating with the same stated maturity date.

The Potential For A Positive Return On The Notes On The Stated Maturity Date Is Based On The Average Performance Of The Basket Components During The Term Of The Notes, Which May Be Less Favorable Than The Performance Of The Basket As Measured From Its Starting Value To Its Value At Or Near The Stated Maturity Date.

The potential for a positive return on the notes on the stated maturity date is based on the average ending value, which will be calculated by reference to an average of the closing values of the basket components on calculation days occurring over the term of the notes. The average ending value, as so calculated, may be less than the value of the Basket at or near the stated maturity date. If the average ending value is less than the value of the Basket at or near the stated maturity date, the average performance of the Basket that is measured for purposes of the notes will be less favorable than the performance of the Basket as measured from its starting value to its value at or near the stated maturity date, which we refer to as its “point-to-point” performance. As a result, the return on the notes may underperform the point-to-point performance of the Basket and, therefore, may underperform the return that would have been achieved on a direct investment in the securities included in the basket components held over the term of the notes.

For example, if the value of the Basket increases at a more or less steady rate over the term of the notes, the average ending value will be less than the value of the Basket at or near the stated maturity date, and the average performance of the Basket as measured for purposes of the notes will be less than its point-to-point performance. This underperformance will be especially significant if there is a significant increase in the value of the Basket later in the term of the notes. In addition, because of the way the average ending value is calculated, it is possible that you will not receive any positive return on the stated maturity date even if the value of the Basket at or near the stated maturity date is significantly greater than the starting value. One scenario in which this may occur is when the value of the Basket declines early in the term of the notes and increases significantly later in the term of the notes. You should not invest in the notes unless you understand and are willing to accept the return characteristics associated with the averaging feature of the notes.

Changes In The Values Of The Basket Components May Offset Each Other.

Changes in the values of the basket components may not correlate with each other. Even if the average component value of a basket component increases, the average component value of the other basket components may not increase as much or may even decline. Therefore, in calculating the average ending value of the Basket, an increase in the average component value of a basket component may be moderated, or wholly offset, by a lesser increase or a decline in the average component value of the other basket components.

The Notes Do Not Pay Interest.

The notes will not pay any interest. Accordingly, you should not invest in the notes if you seek current income during the term of the notes.

PRS-8

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

The Notes Are Subject To Credit Risk.

The notes are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the notes are subject to our creditworthiness and you will have no ability to pursue any securities included in the basket components for payment. As a result, our actual and perceived creditworthiness may affect the value of the notes and, in the event we were to default on our obligations under the notes, you may not receive the amounts owed to you under the terms of the notes.

You Will Be Required To Recognize Taxable Income On The Notes Prior To Maturity.

If you are a U.S. investor in a note that is treated as a “contingent payment debt instrument” for U.S. federal income tax purposes, you generally will be required to recognize taxable income with respect to the note prior to its maturity, even though you will not receive any payment on the notes prior to maturity. In addition, your gain, if any, with respect to such notes generally will be treated as ordinary income rather than capital gain. See “United States Federal Income Tax Considerations” below and in the accompanying product supplement.

The Stated Maturity Date May Be Postponed If The Final Calculation Day Is Postponed.

The final calculation day will be postponed if the originally scheduled final calculation day is not a trading day or if the calculation agent determines that a market disruption event has occurred or is continuing on the final calculation day. If such a postponement occurs, the stated maturity date may be postponed. For additional information, see “General Terms of the Notes—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Notes Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement.

Risks Relating To The Estimated Value Of The Notes And Any Secondary Market

The Estimated Value Of The Notes On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The original offering price of the notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the original offering price, but are not included in the estimated value. These costs will include any agent discount and selling concessions and the cost of hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Terms Of The Notes Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

To determine the terms of the notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

The Estimated Value Of The Notes Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Notes From You In The Secondary Market.

Our initial estimated value of the notes was derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the basket components, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which WFS or its affiliates or any other party (including us or our affiliates) would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which WFS or any other party (including us or our affiliates) would be willing to buy your notes in any secondary market at any time.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time, the secondary market price offered by it, WFA or any of their affiliates will be affected by changes in market conditions and other factors described in the next risk factor. WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the notes at any time up to the issue date or during the 4-month period following the issue date, the secondary market price offered by it, WFA or any of its affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the notes that are included in their original offering price. Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be after this period, as any secondary market price offered after this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this 4-month period. WFS has advised us that, if you hold the notes through an account with WFS, WFA or any of their affiliates, WFS expects that this increase will also be reflected in the value indicated for the notes on your brokerage account statement. If you hold your notes through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the notes on your brokerage account statement may be different than if you held your notes at WFS, WFA or any of their affiliates.

PRS-9

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the notes prior to stated maturity will be affected by the then-current value of the Basket, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are described in more detail in the accompanying product supplement, are expected to affect the value of the notes: performance of the Basket; interest rates; volatility of the basket components; correlation between the basket components; time remaining to maturity; volatility of currency exchange rates; correlation between currency exchange rates and the EURO STOXX 50® Index; and dividend yields on the securities included in the basket components. When we refer to the “value” of your notes, we mean the value you could receive for your notes if you are able to sell them in the open market before the stated maturity date.

In addition to these factors, the value of the notes will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the notes attributable to another factor, such as a change in the value of the Basket. Because numerous factors are expected to affect the value of the notes, changes in the value of the Basket may not result in a comparable change in the value of the notes.

The Notes Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Notes To Develop.

The notes will not be listed or displayed on any securities exchange. Although the agent and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which the agent is willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to stated maturity.

Risks Relating To The Basket Components

The Maturity Payment Amount Will Depend Upon The Performance Of The Basket Components And Therefore The Notes Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Notes Is Not The Same As Investing In The Basket Components. Investing in the notes is not equivalent to investing in the basket components. As an investor in the notes, your return will not reflect the return you would realize if you actually owned and held the securities included in the basket components for a period similar to the term of the notes because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the notes, you will not have any voting rights or any other rights that holders of the securities included in the basket components would have. In addition, the potential for a positive return on the notes on the stated maturity date is based on the average ending value, which may be less than the value of the Basket at or near the stated maturity date.

•	Historical Values Of The Basket Components Should Not Be Taken As An Indication Of The Future Performance Of The Basket Components During The Term Of The Notes.

•	Changes That Affect The Basket Components May Adversely Affect The Value Of The Notes And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Basket Components.

•	We And Our Affiliates Have No Affiliation With Any Underlier Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

PRS-10

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

The Notes Are Subject To Small-Capitalization Companies Risk With Respect To The Russell 2000® Index.

The Russell 2000® Index tracks securities issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the value of the Russell 2000® Index may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded and may be less attractive to many investors if they do not pay dividends. In addition, small-capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

The Notes Are Subject To Risks Relating To Non-U.S. Securities Markets With Respect To The EURO STOXX 50® Index.

The equity securities composing the EURO STOXX 50® Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in notes linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Notes Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Euro With Respect To The EURO STOXX 50® Index.

The EURO STOXX 50® Index is composed of non-U.S. securities denominated in euros. Because the value of the EURO STOXX 50® Index is also calculated in euros (and not in U.S. dollars), the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the notes determined based on the performance of the EURO STOXX 50® Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the notes will not benefit from any appreciation of the euro relative to the U.S. dollar.

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the notes, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the notes. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the notes, and in so doing they will have no obligation to consider your interests as an investor in the notes. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the notes.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the notes. BMOCM, which is our affiliate, will be the calculation agent for the notes. As calculation agent, BMOCM will determine any values of the basket components and make any other determinations necessary to calculate any payments on the notes. In making these determinations, BMOCM may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “General Terms of the Notes—Certain Terms for Notes Linked to an Index—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that BMOCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the notes, and BMOCM’s determinations as calculation agent may adversely affect your return on the notes.

•	The estimated value of the notes was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the notes and may adversely affect the values of the basket components.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the basket components may adversely affect the values of the basket components.

PRS-11

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the values of the basket components.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or other fee, creating a further incentive for the participating dealer to sell the notes to you.

PRS-12

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Hypothetical Examples and Returns

The return table and examples below illustrate the maturity payment amount for a $1,000 principal amount note on a hypothetical offering of notes under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent any actual initial component value. The hypothetical initial component value of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component value of either basket component. The actual initial component value for each basket component is set forth under “Terms of the Notes” above. For actual historical data of the basket components, see the historical information set forth herein. The return table and examples below assume that an investor purchases the notes for $1,000 per note. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the notes. In order to more clearly present the hypothetical movements of the Basket, the graphs accompanying the hypothetical calculations use different scales for the closing value on the vertical axis.

Upside Participation Rate:	100.00%
Hypothetical Initial Component Value:	For each basket component, 100.00
Starting Value:	100.00

Hypothetical Returns

Hypothetical average ending value	Hypothetical average basket return(1)	Hypothetical maturity payment amount per note	Hypothetical pre-tax total rate of return(2)
200.00	100.00%	$2,000.00	100.00%
175.00	75.00%	$1,750.00	75.00%
150.00	50.00%	$1,500.00	50.00%
140.00	40.00%	$1,400.00	40.00%
130.00	30.00%	$1,300.00	30.00%
120.00	20.00%	$1,200.00	20.00%
110.00	10.00%	$1,100.00	10.00%
105.00	5.00%	$1,050.00	5.00%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$1,000.00	0.00%
25.00	-75.00%	$1,000.00	0.00%
0.00	-100.00%	$1,000.00	0.00%

(1)	The average basket return is equal to the percentage change from the starting value to the average ending value (i.e., the average ending value minus the starting value, divided by the starting value).

(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per note to the principal amount of $1,000.

PRS-13

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Hypothetical Examples

Example 1. The basket components generally appreciate earlier in the term of the notes and depreciate later in the term of the notes, and the maturity payment amount is greater than the principal amount:

	EURO STOXX 50® Index	Russell 2000® Index	S&P 500® Index
Hypothetical initial component value:	100.00	100.00	100.00
Hypothetical average component value:	120.00	130.00	110.00
Hypothetical average component return:	20.00%	30.00%	10.00%

Based on the average component returns set forth above, the average ending value would equal:

100 × [1 + (33.34% × 20.00%) + (33.33% × 30.00%) + (33.33% × 10.00%)] = 120.00

Therefore, the average basket return would be equal to 20.00%.

Because the hypothetical average ending value is greater than the starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to:

$1,000 × average basket return × upside participation rate

$1,000 × 20.00% × 100.00%

= $200.00

On the stated maturity date, you would receive $1,200.00 per note.

This example illustrates a scenario in which the averaging feature results in a greater return at maturity than a return based solely on the closing values of the basket components on a date near maturity. In this scenario, the closing values of the basket components increase early in the term of the notes, remain consistently above their respective initial component values for a significant period of time and then decrease to values below their average component values near maturity of the notes.

PRS-14

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Example 2. The basket components generally appreciate over the term of the notes, and the maturity payment amount is greater than the principal amount:

	EURO STOXX 50® Index	Russell 2000® Index	S&P 500® Index
Hypothetical initial component value:	100.00	100.00	100.00
Hypothetical average component value:	160.00	150.00	140.00
Hypothetical average component return:	60.00%	50.00%	40.00%

Based on the average component returns set forth above, the average ending value would equal:

100 × [1 + (33.34% × 60.00%) + (33.33% × 50.00%) + (33.33% × 40.00%)] = 150.00

Therefore, the average basket return would be equal to 50.00%.

Because the hypothetical average ending value is greater than the starting value, the maturity payment amount per note would be equal to the principal amount of $1,000 plus a positive return equal to:

$1,000 × average basket return × upside participation rate

$1,000 × 50.00% × 100.00%

= $500.00

On the stated maturity date, you would receive $1,500.00 per note.

This example illustrates a scenario in which the averaging feature results in a lower return at maturity than a return based solely on the closing values of the basket components on a date near maturity. In this scenario, the closing values of the basket components steadily increase over the term of the notes, resulting in closing values near maturity that are greater than the average component values.

PRS-15

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Example 3. The basket components generally depreciate earlier in the term of the notes and appreciate later in the term of the notes, and the maturity payment amount is equal to the principal amount:

	EURO STOXX 50® Index	Russell 2000® Index	S&P 500® Index
Hypothetical initial component value:	100.00	100.00	100.00
Hypothetical average component value:	90.00	95.00	92.50
Hypothetical average component return:	-10.00%	-5.00%	-7.50%

Based on the average component returns set forth above, the average ending value would equal:

100 × [1 + (33.34% × -10.00%) + (33.33% × -5.00%) + (33.33% × -7.50%)] = 92.50

Because the hypothetical average ending value is less than the starting value, the maturity payment amount per note would equal the principal amount and you would not receive any positive return.

On the stated maturity date, you would receive $1,000.00 per note.

This example illustrates a scenario in which the averaging feature results in no positive return at maturity, even though the closing values of the basket components on a date near maturity are greater than their respective initial component values. In this scenario, the closing values of the basket components decrease early in the term of the notes, remain consistently below their respective initial component values for a significant period of time and then increase later in the term of the notes.

PRS-16

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Example 4. The performance of the basket components offset each other, and the maturity payment amount is equal to the principal amount:

	EURO STOXX 50® Index	Russell 2000® Index	S&P 500® Index
Hypothetical initial component value:	100.00	100.00	100.00
Hypothetical average component value:	110.00	120.00	40.00
Hypothetical average component return:	10.00%	20.00%	-60.00%

Based on the average component returns set forth above, the average ending value would equal:

100 × [1 + (33.34% × 10.00%) + (33.33% × 20.00%) + (33.33% × -60.00%) ] = 90.00

Because the hypothetical average ending value is less than the starting value, the maturity payment amount per note would equal the principal amount and you would not receive any positive return.

On the stated maturity date, you would receive $1,000.00 per note.

In this example, the significant decrease in the S&P 500® Index has a significant impact on the average ending value notwithstanding the percentage increases in the other basket components.

PRS-17

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Hypothetical Historical Performance of the Basket

The basket will represent an approximately equally weighted portfolio of the basket components, with the return of each basket component having the weighting set forth above. For more information regarding the basket components, see the information provided below.

While historical information on the value of the Basket does not exist, the following graph sets forth the hypothetical historical daily values of the Basket for the period from January 4, 2021 to May 15, 2026, assuming that the Basket was constructed on January 4, 2021 with a starting value of 100.00 and that each of the basket components had the applicable weighting as of that day. We obtained the closing values used in the graph below from Bloomberg Finance L.P., (“Bloomberg”) without independent verification.

The values of the Basket depicted in the graph below have been calculated in a manner that is different from the manner in which the average ending value of the Basket will be determined. The value of the Basket depicted on any date in the graph below is based on the closing level of each basket component on that date (relative to its closing level on January 4, 2021). By contrast, the average ending value of the Basket will be calculated based on the average of closing levels of the basket components on calculation days occurring during the term of the notes (relative to the closing levels of the basket components on the pricing date).

The hypothetical historical basket values, as calculated solely for the purposes of the offering of the notes, fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the value of the Basket during any period shown below is not an indication that the average basket return is more likely to be positive or negative during the term of the notes. The hypothetical historical values do not give an indication of future values of the Basket.

PRS-18

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

The EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. For more information about the EURO STOXX 50® Index, see “Description of Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the EURO STOXX 50® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the EURO STOXX 50® Index for the period from January 4, 2021 to May 15, 2026. The closing level on May 15, 2026 was 5,827.76. The historical performance of the EURO STOXX 50® Index should not be taken as an indication of its future performance during the term of the notes.

PRS-19

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

The Russell 2000® Index

The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the Russell 2000® Index, see “Description of Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the Russell 2000® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the Russell 2000® Index for the period from January 4, 2021 to May 15, 2026. The closing level on May 15, 2026 was 2,793.299. The historical performance of the Russell 2000® Index should not be taken as an indication of its future performance during the term of the notes.

PRS-20

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

The S&P 500® Index

The S&P 500® Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500® Index, see “Description of Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing levels of the S&P 500® Index in the graph below from Bloomberg, without independent verification.

The following graph sets forth daily closing levels of the S&P 500® Index for the period from January 4, 2021 to May 15, 2026. The closing level on May 15, 2026 was 7,408.50. The historical performance of the S&P 500® Index should not be taken as an indication of its future performance during the term of the notes.

PRS-21

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the securities, see the section entitled “Canadian Federal Income Tax Consequences” in the accompanying product supplement. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on January 29, 2026.

PRS-22

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

United States Federal Income Tax Considerations

If you are a U.S. investor, please read the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement. The discussion below applies to you only if you are an initial purchaser of the notes acquiring them at their issue price.

In the opinion of our counsel Davis Polk & Wardwell LLP, the notes should be treated as debt for U.S. federal income tax purposes. Based on current market conditions, we intend to treat the notes as “contingent payment debt instruments” for U.S. federal income tax purposes. Under this treatment, if you are a U.S. investor you generally will be required to include interest in your taxable income annually, based on a “comparable yield” (as described in the accompanying product supplement), adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. Accordingly, you generally will recognize income with respect to the notes each year even though you will not receive any payment on the notes prior to maturity.

We have determined that the “comparable yield” for the notes is a rate of 4.780% per annum, compounded semi-annually. Based on this comparable yield, the “projected payment schedule” for the notes (assuming an issue price of $1,000) consists of a single projected payment of $1,174.894 due at maturity.

The following table states the amount of interest income (without taking into account any adjustment to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the notes) that will be deemed to have accrued with respect to the notes for each accrual period (assuming a day count convention of 30 days per month and 360 days per year), based upon the comparable yield set forth above.

ACCRUAL PERIOD	INTEREST INCOME DEEMED TO ACCRUE DURING THE ACCRUAL PERIOD (PER NOTE)	TOTAL INTEREST INCOME DEEMED TO HAVE ACCRUED FROM THE ORIGINAL ISSUE DATE (PER NOTE) AS OF THE END OF THE ACCRUAL PERIOD
From the issue date through October 18, 2026	$19.652	$19.652
October 19, 2026 through April 18, 2027	$24.370	$44.022
April 19, 2027 through October 18, 2027	$24.953	$68.975
October 19, 2027 through April 18, 2028	$25.549	$94.524
April 19, 2028 through October 18, 2028	$26.160	$120.684
October 19, 2028 through April 18, 2029	$26.785	$147.469
April 19, 2029 through the maturity date	$27.425	$174.894

You are required to use our determination of the comparable yield and projected payment schedule in determining your interest accruals in respect of the notes, unless you timely disclose and justify the use of other estimates to the Internal Revenue Service (“IRS”).

The comparable yield and the projected payment schedule are relevant only for determining the interest accruals with respect to the notes for U.S. federal income tax purposes. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amounts that we will pay on the notes.

You generally must treat any income realized on a taxable disposition of a note as ordinary interest income. Any loss realized on a taxable disposition of a note generally would be treated as ordinary loss to the extent of previous interest inclusions, and the balance as capital loss.

If you are a non-U.S. investor, please read the discussion in the accompanying product supplement under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. persons with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“Underlying Securities”), or indices that include Underlying Securities. Subject to certain exceptions, Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations.

PRS-23

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the notes do not have a delta of one with respect to any Underlying Security, the notes should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we and our agents, including WFS and WFA, will not be required to pay any additional amounts with respect to the amounts so withheld. If you are a non-U.S. investor, you should consult your tax advisor regarding the potential application of Section 871(m) to the notes.

You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PRS-24

Market Linked Notes—Upside Participation with Averaging and Principal Return at Maturity Notes Linked to an Index Basket due October 18, 2029

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed, authenticated, issued and delivered, to the extent that validity of the notes is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the notes offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

PRS-25